Exhibit 23.4

Consent of Registered Independent Public Accountants

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-7410, 333-7412, 333-11022, 333-13384, 333-102183 and 333-97935) of Royal Dutch Petroleum Company of our report dated March 5, 2003, except for Note 2(a) (First Restatement of Previously Issued Financial Statements), Note 12 (Earnings per share) and Note 15 (Reconciliation between Netherlands GAAP and US GAAP (as restated)) which are as of May 22, 2004 and except for Note 2(b) (Second Restatement of previously issued financial statements) and Note 16 (Subsequent events), which are as of March 3, 2005, relating to the Financial Statements of Royal Dutch Petroleum Company which is included in this Amendment No. 2.

/s/ KPMG Accountants N.V.

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KPMG Accountants N.V.

The Hague — The Netherlands

March 3, 2005

Exhibits      E 5
20-F/A (Amendment No. 2) 2002